WARNING: THE EDGAR SYSTEM ENCOUNTERED ERROR(S) WHILE PROCESSING THIS SCHEDULE.

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Article 5
Multiplier 1,000 except EPS
Period                                      3 months
Fiscal Year End                     October 31, 1995
Period End                          January 31, 1995
Cash                                          10,532
Securities                                        --
Receivables                                   29,545
Allowances For Doubtful Accounts                  --
Inventory                                    441,307
Total Current Assets                         513,935
PP&E                                          24,176
Accumulated Depreciation                      12,326
Total Assets                                 640,414
Total Current Liabilities                    237,173
Bonds and Mortgages                          240,377
Preferred Stock                                   --
Common Stock                                     237
Other Stockholder's Equity                   162,627
Total Liability and Equity                   640,414
Net Sales of Tangible Products                    --
Total Revenues                               125,596
Costs of Tangible Goods Sold                      --
Total Cost and Expenses Applicable
  to Sales and Revenues                      119,893
Other Costs and Expenses                          --
Provision for Doubtful Accounts                   --
Interest Expense                               4,915
Income Before Taxes                              788
Income Tax Expense                                54
Income/Loss Continuing Operations                734
Discontinued Operations                           --
Extraordinary Items                               --
Cumulative Effect-Change In
  Accounting Principles                           --
Net Income or Loss                               734
EPS-Primary                                     0.03
EPS-Diluted                                     0.03



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